CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment to Registration Statement No. 333-269244 on Form N-14 of our report dated May 24, 2022, relating to the financial statements and financial highlights of Pacific FundsSM Ultra Short Income, Pacific FundsSM Short Duration Income, Pacific FundsSM Core Income, Pacific FundsSM ESG Core Bond, Pacific FundsSM Strategic Income, Pacific FundsSM Floating Rate Income, and Pacific FundsSM High Income, each a series of Pacific Funds Series Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended March 31, 2022, and to the references to us under the headings “Financial Highlights” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

February 27, 2023